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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 17, 2004, relating to the financial statements and financial highlights which appear in the June 30, 2004 Annual Reports to Shareholders of Columbia High Yield Municipal Fund and Columbia Managed Municipals Fund (formerly Liberty High Yield Municipal Fund and Liberty Managed Municipals Fund, respectively), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm of the Funds" in such Registration Statement.


/s/PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP


Boston, Massachusetts
October 25, 2004